Exhibit (b)(L)
GUARANTY
     THIS GUARANTY, dated as of May 19, 2011, from D.Y. CAPITAL, INC., a British Virgin Islands company (the “Guarantor”), to RITSUKO HATTORI-ROCHE, an individual (the “Lender”).
     WHEREAS, Dongjie Yang (the “Borrower”) has executed and delivered to the Lender that certain Promissory Note, dated as of May 19, 2011, in the principal amount of Three Million Nine Hundred Twenty Thousand and 00/100 Dollars ($3,920,000.00) (the “Note”);
     WHEREAS, to induce the Lender to make the financial accommodations provided to the Borrower under the Note (the “Obligations”), the Guarantor desires to guaranty the Borrower’s payment of the Obligations under the Note to the Lender; and
     WHEREAS, the Guarantor, the Borrower, and the Lender entered into that certain Share Charge Agreement, dated as of May 30, 2011, wherein the Borrower, with the agreement and consent of the Guarantor, pledged 3,000,000 of the ordinary shares owned by the Guarantor in Acorn International, a Cayman Islands company, to secure the Borrower’s timely and complete payment of the Obligations.
     NOW, THEREFORE, the Guarantor hereby agrees with the Lender as follows:
     1. The Guarantor unconditionally guarantees unto the Lender and the heirs, successors, and assigns of the Lender, the timely and complete payment of the Obligations.
     2. The Guarantor hereby waives all notice of default, and consents to any extensions of time or changes in the manner of payment or performance of any of the terms and conditions of the Note that the Lender may grant the Borrower, and any modifications thereof, all without notice to the Guarantor.
     3. No delay, act of commission, or omission of any kind or at any time upon the part of the Lender with respect to any matter whatsoever shall in any way impair the rights of the Lender under this Guaranty or be construed to be a waiver thereof.
     4. Upon any failure in the payment or performance of the Borrower of the Obligations, the obligations of the Guarantor hereunder shall be effective immediately without notice and shall be payable to the Lender on demand without any suit or action against the Borrower. No failure by the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The Lender, in the Lender’s sole and absolute discretion, shall have the right to proceed first and directly against the Guarantor without proceeding against or exhausting any other remedies which the Lender may have and without resorting to any collateral, or any other guaranty or security held by the Lender.
     5. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.
     6. This Guaranty shall inure to the benefit of and be enforceable by the Lender and the heirs, successors, and assigns of the Lender, and shall be binding upon the Guarantor and the heirs, successors, and assigns of the Guarantor.
     7. The invalidity or unenforceability of any one or more provisions contained in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty, or any part thereof.
     IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on the date first written above.

GUARANTOR: D.Y. CAPITAL, INC.
By:	/s/ Dongjie Yang
	Name:	Dongjie Yang
	Title:	Authorized Signatory

WITNESSES:

/s/ Xiaojing Li

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